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                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             NACCO INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                         [LOGO] NACCO INDUSTRIES, INC.
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of stockholders of NACCO Industries, Inc. (the "Company") will be held on Wednesday, May 10, 2000, at 9:00 A.M., at 5875 Landerbrook Drive, Mayfield Heights, Ohio, for the following purposes:

     (1) To elect twelve directors for the ensuing year.

     (2) To confirm the appointment of the independent certified public accountants of the Company for the current fiscal year.

     (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                            CHARLES A. BITTENBENDER
                                            Secretary

April 3, 2000

     THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999 IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY HEREWITH. THE ANNUAL REPORT CONTAINS FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANY, BUT IS NOT INCORPORATED INTO THE PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.
                            ------------------------

     PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, TWO FORMS OF PROXY ARE ENCLOSED AND BOTH SHOULD BE FILLED OUT AND RETURNED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         [LOGO] NACCO INDUSTRIES, INC.
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                        PROXY STATEMENT -- APRIL 3, 2000

     This Proxy Statement is furnished in connection with the solicitation by the directors of NACCO Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on May 10, 2000 (the "Annual Meeting"). This Proxy Statement and the related form(s) of proxy are being mailed to stockholders commencing on or about April 3, 2000.

     If the enclosed form(s) of proxy are executed and returned, the shares represented by them will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted for the election of each director nominee, for the confirmation of the appointment of the independent certified public accountants, and as recommended by the Board of Directors with regard to any other matters or, if no recommendation is given, in their own discretion. The proxies may be revoked at any time prior to their exercise by giving notice to the Company in writing or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

     Stockholders of record at the close of business on March 17, 2000 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 6,519,282 shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), and 1,647,209 shares of Class B Common Stock, par value $1.00 per share ("Class B Common"). Each share of Class A Common is entitled to one vote for a nominee for each of the twelve directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting.

     At the Annual Meeting, in accordance with Delaware law and the Company's By-Laws, the inspectors of election appointed by the Board of Directors for the Annual Meeting shall determine the presence of a quorum and shall tabulate the results of stockholder voting. As provided by Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, shall constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. Such inspectors shall also treat proxies held in "street name" by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes") as "present."

     Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting. In accordance with Delaware law, nominees for election as directors receiving the greatest number of votes will be elected directors. In accordance with Delaware law and the Company's By-Laws, the holders of a majority of the voting power of the Company's stock which is present in person or by proxy, and which is actually voted, shall decide any other proposal which is brought before the Annual Meeting. As a result, abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether such proposal has received the requisite approval by the Company's stockholders.

     In accordance with Delaware law and the Company's By-Laws, the Company may, by a vote of the stockholders, adjourn the Annual Meeting to a later date or dates, without changing the record date. If the Company were to determine that an adjournment were desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

                           BUSINESS TO BE TRANSACTED

1. ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form(s) will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as directors of the Company and, except for David H. Hoag, were elected at the Company's 1999 annual meeting of stockholders. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, such shares will be voted for such other person as the proxy holders may select.

                                         PRINCIPAL OCCUPATION AND BUSINESS
                                       EXPERIENCE DURING LAST FIVE YEARS AND            DIRECTOR
        NAME             AGE          OTHER DIRECTORSHIPS IN PUBLIC COMPANIES            SINCE
        ----             ---          ---------------------------------------           --------
Owsley Brown II          57     Chairman and Chief Executive Officer of Brown-Forman      1993
                                Corporation (a diversified producer and marketer of
                                consumer products). From prior to 1995 to 1995,
                                President of Brown-Forman Corporation. Also director
                                of Brown-Forman Corporation, LG&E Energy Corp. and
                                Louisville Gas and Electric Company.
Robert M. Gates          56     Dean, George Bush School of Government and Public         1993
                                Service, Texas A&M University since 1999. Since
                                prior to 1995, consultant, author and lecturer.
                                Former Director of Central Intelligence for the
                                United States. Former Assistant to the President of
                                the United States and Deputy for National Security
                                Affairs, National Security Council. Also director of
                                TRW Inc. and trustee of Fidelity Funds.
Leon J. Hendrix, Jr.     58     Principal, Clayton, Dubilier & Rice, Inc. (private        1995
                                investment firm). Also director of Cambrex Corp.,
                                Keithley Instruments, Inc., Remington Arms Co. and
                                Riverwood International Corp.
David H. Hoag            60     Retired Chairman and Chief Executive Officer of The       1999
                                LTV Corporation (a leading producer of steel). From
                                1998 to 1999, Chairman and Chief Executive Officer
                                of The LTV Corporation. From prior to 1995 to 1998,
                                Chairman, President and Chief Executive Officer of
                                The LTV Corporation. Also Chairman of the Federal
                                Reserve Bank of Cleveland and director of The
                                Lubrizol Corporation, The Chubb Corporation, M.A.
                                Hanna Company and Brush Wellman Inc.
Dennis W. LaBarre        57     Partner in the law firm of Jones, Day, Reavis &           1982
                                Pogue.
Richard de J. Osborne    66     Retired Chairman and Chief Executive Officer of           1998
                                ASARCO Incorporated (a leading producer of
                                non-ferrous metals). From prior to 1995 to 1999,
                                Chairman and Chief Executive Officer of ASARCO
                                Incorporated. From prior to 1995 to 1998, President
                                of ASARCO Incorporated. Also director of The
                                BFGoodrich Company, Birmingham Steel Corporation and
                                Schering-Plough Corporation.
Alfred M. Rankin, Jr.    58     Chairman, President and Chief Executive Officer of        1972
                                the Company. Also director of The BFGoodrich Company
                                and The Vanguard Group.
Ian M. Ross              72     President Emeritus of AT&T Bell Laboratories (the         1995
                                research and development subsidiary of AT&T).

                                         PRINCIPAL OCCUPATION AND BUSINESS
                                       EXPERIENCE DURING LAST FIVE YEARS AND            DIRECTOR
        NAME             AGE          OTHER DIRECTORSHIPS IN PUBLIC COMPANIES            SINCE
        ----             ---          ---------------------------------------           --------
John C. Sawhill          63     President and Chief Executive Officer of The Nature       1990
                                Conservancy (a non-profit conservation
                                organization). Also director of PG&E Corporation,
                                The Procter & Gamble Company, The Vanguard Group and
                                Newfield Exploration Company. Previously director of
                                the Company, 1978 to 1980.
Britton T. Taplin        43     Principal, Western Skies Group, Inc. (a developer of      1992
                                medical office and healthcare-related facilities).
David F. Taplin          50     Self-employed (tree farming).                             1997
John F. Turben           64     Chairman of Kirtland Capital Corporation (private         1997
                                investment partnership). Also director of PVC
                                Container Corporation, Unifrax Corporation and
                                Instron Corporation.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON

     Set forth in the following table is the indicated information as of December 31, 1999 (except as otherwise indicated) with respect to (1) each person who is known to the Company to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to the Company to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by the directors, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries during 1999 (the "Named Executive Officers") and all executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"), which provide, among other things, that (a) a person is deemed to be the beneficial owner of Class A Common or Class B Common if such person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within 60 days, and (b) when two or more persons agree to act together for the purpose of holding, voting or disposing of Class A Common or Class B Common, as the case may be, the group formed thereby is deemed to be a person which has acquired beneficial ownership of all Class A Common or Class B Common, as the case may be, beneficially owned by each member of the group. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                        SOLE VOTING         SHARED
                                                            AND           VOTING OR                              PERCENT
                                             TITLE OF   INVESTMENT        INVESTMENT          AGGREGATE          OF CLASS
                   NAME                       CLASS        POWER            POWER              AMOUNT             (1)(2)
                   ----                      --------   -----------       ----------          ---------          --------
Clara Taplin Rankin, et al. (3)              Class B             (3)              (3)         1,542,757(3)        93.65%
c/o First Chicago Trust Company of New York
Mail Suite 4690
P.O. Box 2532
Jersey City, NJ 07303-2532
Clara Taplin Rankin                          Class A           --          752,295(5)(6)       752,295(5)(6)      11.56%
3151 Chagrin River Road                      Class B           --          479,371(3)(4)(6)    479,371(3)(4)(6)   29.10%
Chagrin Falls, OH 44022
Rankin Associates I, L.P., et al. (4)        Class B             (3)(4)           (3)(4)       472,371(3)(4)      28.67%
Suite 300
5875 Landerbrook Drive
Mayfield Hts., OH 44124-4017
Rankin Associates II, L.P., et al. (5)       Class A             (5)              (5)          738,295(5)         11.34%
Suite 300
5875 Landerbrook Drive
Mayfield Hts., OH 44124-4017
Thomas E. Taplin                             Class A      516,000           14,000(6)          530,000(6)          8.14%
950 South Cherry St. #506                    Class B      310,000(3)         7,000(3)(6)       317,000(3)(6)      19.24%
Denver, CO 80246
Barclays Global, et al. (7)                  Class A      431,813                              431,813             6.63%
45 Fremont Street
San Francisco, CA 94105
Frank E. Taplin, Jr.                         Class A      335,720           14,000(6)          349,720(6)          5.37%
55 Armour Road                               Class B      284,728(3)         7,000(3)(6)       291,728(3)(6)      17.71%
Princeton, NJ 08540
Owsley Brown II                              Class A        2,280            1,000(9)            3,351(8)(9)         --
                                             Class B           --               --                  --               --
Robert M. Gates                              Class A        1,399               --               1,470(8)            --
                                             Class B           --               --                  --               --
Leon J. Hendrix, Jr.                         Class A        3,227               --               3,407(8)            --
                                             Class B           --               --                  --               --
David H. Hoag                                Class A          300               --                 370(8)            --
                                             Class B           --               --                  --               --
Dennis W. LaBarre                            Class A        2,213               --               2,284(8)            --
                                             Class B          100               --                 100               --
Richard de J. Osborne                        Class A          183              200                 454(8)            --
                                             Class B           --               --                  --               --
Alfred M. Rankin, Jr.                        Class A      170,419          906,391(5)(9)      1,076,810(5)(9)     16.54%
                                             Class B           --          478,427(3)(4)(9)    478,427(3)(4)(9)   29.04%
Ian M. Ross                                  Class A        1,338               --               1,409(8)            --
                                             Class B           --               --                  --               --
John C. Sawhill                              Class A        6,827               --               6,987(8)          0.11%
                                             Class B           --               --                  --               --
Britton T. Taplin                            Class A       11,216               --              11,287(8)          0.17%
                                             Class B       27,495(3)            --              27,495(3)          1.67%
David F. Taplin                              Class A       21,637           23,980              45,689(8)          0.70%
                                             Class B       13,550(3)            --              13,550(3)          0.82%
John F. Turben                               Class A        3,929               --               4,001(8)            --
                                             Class B           --               --                  --               --
Reginald R. Eklund                           Class A           --            1,000               1,000               --
                                             Class B           --               --                  --               --
Richard E. Posey                             Class A           --               --                  --               --
                                             Class B           --               --                  --               --
Clifford R. Miercort                         Class A           --               --                  --               --
                                             Class B        1,000               --               1,000               --
Frank G. Muller                              Class A          178              700                 878               --
                                             Class B           --               --                  --               --
All executive officers and directors         Class A      243,397          941,889(5)(9)     1,186,266(5)(8)(9)   18.22%
as a group (41 persons)                      Class B       44,395(3)(4)    479,947(3)(4)(9)    524,342(3)(4)(9)   31.83%

---------------

(1) The shares included in note (8) were deemed to be outstanding as of December 31, 1999 for purposes of calculating the percentage owned at such date by such person or group designated by note (8) pursuant to Rule 13d-3 under the Exchange Act.

(2) Less than 0.1%, except as otherwise indicated.

(3) A Schedule 13D filed with the SEC with respect to Class B Common on March 29, 1990, as amended and amended and restated from time to time, most recently on March 30, 2000 by Amendment No. 7 to the amended and restated
    Schedule 13D, reported that the following individuals and entities, together in certain cases with related revocable trusts and custodianships: Clara Taplin Rankin, Alfred M. Rankin, Jr., Victoire G. Rankin, Helen R. Butler, Clara T.R. Williams, Thomas T. Rankin, Matthew M. Rankin, Claiborne R. Rankin, Chloe O. Rankin, Roger F. Rankin, Bruce T. Rankin, Frank E. Taplin, Jr., Margaret E. Taplin, Martha S. Kelly, Susan Sichel, Jennifer T. Jerome, Caroline T. Ruschell, David F. Taplin, Thomas E. Taplin, Beatrice B. Taplin, Thomas E. Taplin, Jr., Theodore D. Taplin, Britton T. Taplin, Frank F. Taplin, Alison A. Rankin, Corbin Rankin, J.C. Butler, Jr., Chloe E. Rankin, James T. Rankin, Rankin Associates I, L.P. (the "Partnership"), Rankin Associates II, L.P. ("Associates"), Rankin Management, Inc. ("RMI") and National City Bank, as trustee of certain trusts for the benefit of certain individuals named above, their family members and others (collectively, together with such individuals, revocable trusts and custodianships, the "Signatories"), are parties with the Company and First Chicago Trust Company of New York, engaged in a joint venture known as Equiserve LP (successor to KeyCorp Shareholder Services, Inc.), as depository, to a Stockholders' Agreement, dated as of March 15, 1990, as amended, covering the shares of Class B Common beneficially owned by each of the Signatories (the "Stockholders' Agreement"). The Stockholders' Agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. Accordingly, the Signatories may be deemed to have acquired beneficial ownership of all of the Class B Common subject to the Stockholders' Agreement, an aggregate of 1,542,757 shares, as a "group" as defined under the Exchange Act. The shares subject to the Stockholders' Agreement constitute 93.65% of the Class B Common outstanding on December 31, 1999, or 67.12% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the Stockholders' Agreement. Under the Stockholders' Agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The Stockholders' Agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common. The Class B Common shown in the foregoing table as beneficially owned by named persons who are Signatories is subject to the Stockholders' Agreement.

(4) A Schedule 13D filed with the SEC with respect to Class B Common on November 25, 1996, and amended from time to time, most recently on January 10, 1997 by Amendment No. 2, reported that the following individuals and entities:
    Clara Taplin Rankin, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, Victoire G. Rankin, RMI and the Partnership (collectively, the "Class B Parties" and all the Class B Parties, except the Partnership, the "Class B Partners"), may be deemed as a group to have acquired and to beneficially own 472,371 shares of Class B Common, representing 28.67% of the outstanding Class B Common as of December 31, 1999. Although the Partnership holds the 472,371 shares of Class B Common, which were contributed by the Class B Partners, it does not have any power to vote or to dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other Class B Partners. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the shareholders of RMI. Under the terms of the Limited Partnership Agreement of the Partnership (the "Class B Partnership Agreement"), the Partnership may not dispose of Class B Common without the consent of RMI and the approval of the holders of more than 75% of all Partnership interests. The Shareholders' Agreement among the shareholders of RMI, the Articles of Incorporation of RMI and the Class B Partnership Agreement restrict the transfer of RMI shares and Partnership interests by RMI's shareholders and the Class B Partners and provide such persons with a right of first refusal to acquire RMI shares or Partnership interests which an RMI shareholder or a Class B Partner desires to sell and a call right to compel the sale of RMI shares or Partnership interests held by RMI shareholders or the Class B Partners who are not members of a "Family Group," consisting of one of Clara Taplin Rankin's sons, his spouse and their descendants. The Class B Common beneficially owned by each of the Class B Partners and the Partnership is also subject to the Stockholders' Agreement described in note (3).

(5) A Schedule 13D filed with the SEC with respect to Class A Common on February 18, 1998, and amended from time to time, most recently on January 11, 1999 by Amendment No. 3, reported that the following individuals and entities:
    Clara Taplin Rankin, Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin, Roger F. Rankin, Bruce T. Rankin, Matthew M. Rankin, James T. Rankin, Alison A. Rankin, J.C. Butler, Jr., Victoire G. Rankin, Corbin Rankin, Chloe O. Rankin, RMI and Associates (collectively, the "Class A Parties" and all the Class A Parties except Associates, the "Class A Partners"), may be deemed as a group to have acquired and to beneficially own 738,295 shares of Class A Common, representing 11.34% of the outstanding Class A Common as of December 31, 1999. Although Associates holds the 738,295 shares of Class A Common, which were contributed by the Class A Partners, it does not have any power to vote or to dispose of such shares of Class A Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other Class A Partners. RMI exercises such powers by action of its board of directors, which acts by majority vote. Under the terms of the Limited Partnership Agreement of Associates (the "Class A Partnership Agreement"), Associates may not dispose of Class A Common without the consent of RMI and the approval of the holders of more than 75% of all partnership interests in Associates. The Shareholders' Agreement among the shareholders of RMI, the Articles of Incorporation of RMI and the Class A Partnership Agreement restrict the transfer of RMI shares and partnership interests in Associates by RMI's shareholders and the Class A Partners and provide such persons with a right of first refusal to acquire RMI shares or partnership interests in Associates which an RMI shareholder or a Class A Partner desires to sell and a call right to compel the sale of RMI shares or partnership interests in Associates held by RMI shareholders or the Class A Partners who are not members of a "Family Group," consisting of one of Clara Taplin Rankin's sons, his spouse and their descendants. The Class A Common shown in the foregoing table as beneficially owned by each of the Class A Partners includes the shares of Class A Common that are subject to the Class A Partnership Agreement.

(6) Clara Taplin Rankin, Frank E. Taplin, Jr. and Thomas E. Taplin are co-settlors of a trust holding an aggregate of 42,000 shares of Class A Common and 21,000 shares of Class B Common, in which each retains a reversionary interest with respect to 14,000 of such shares of Class A Common and 7,000 of such shares of Class B Common. The Class B Common held by the foregoing trust is subject to the Stockholders' Agreement described in note (3).

(7) A Schedule 13G filed with the SEC with respect to Class A Common on February 14, 2000 reported that Barclays Global Investors, N.A., Barclays Global Fund Advisors and Barclays Global Investors, LTD. are the beneficial owners of the shares of Class A Common reported herein as a result of the companies being banks as defined in Section 3(a)(6) of the Exchange Act and the shares being held by the companies in trust accounts for the economic benefit of the beneficiaries of those accounts.

(8) Includes the following shares which the directors have, or had, within 60 days after December 31, 1999, the right to acquire pursuant to the Company's Non-Employee Directors' Equity Compensation Plan for payment of directors' fees: Mr. Brown, 71 shares of Class A Common; Mr. Gates, 71 shares of Class A Common; Mr. Hendrix, 180 shares of Class A Common; Mr. Hoag, 70 shares of Class A Common; Mr. LaBarre, 71 shares of Class A Common; Mr. Osborne, 71 shares of Class A Common; Dr. Ross, 71 shares of Class A Common; Mr. Sawhill, 160 shares of Class A Common; Mr. Britton T. Taplin, 71 shares of Class A Common; Mr. David F. Taplin, 72 shares of Class A Common; and Mr. Turben, 72 shares of Class A Common; and all executive officers and directors as a group, 980 shares of Class A Common.

(9) Includes the following number of shares as to which certain directors and executive officers disclaim beneficial ownership: (a) 897,638 shares of Class A Common and 373,629 shares of Class B Common held by (i) members of Mr. Rankin's family, (ii) charitable trusts, (iii) trusts for the benefit of members of Mr. Rankin's family and (iv) to the extent in excess of Mr. Rankin's pecuniary interest in such entities, the Partnership and Associates; (b) 1,000 shares of Class A Common held by Mr. Brown's spouse; and (c) with respect to all executive officers and directors as a group, 906,062 shares of Class A Common and 373,754 shares of Class B Common held by family members and as described in (a) above.

     Frank E. Taplin, Jr. and Thomas E. Taplin are brothers, and Clara Taplin Rankin is their sister. Britton T. Taplin is the son of Thomas E. Taplin, and David F. Taplin is the son of Frank E. Taplin, Jr. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr., and J.C. Butler, Jr., an executive officer of the Company, is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing table (including shares as to which such persons had the right to acquire beneficial ownership within 60 days after December 31, 1999) equals 2,033,630 shares or 31.24% of Class A Common and 1,135,200 shares or 68.91% of Class B Common outstanding on December 31, 1999 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). The combined beneficial ownership of all directors of the Company (including shares as to which the directors had the right to acquire beneficial ownership within 60 days after December 31, 1999), together with Clara Taplin Rankin, Frank E. Taplin, Jr., Thomas E. Taplin and all of the executive officers of the Company whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing table in accordance with Rule 13d-3 under the Exchange Act, equals 2,079,986 shares or 31.95% of Class A Common and 1,140,070 shares or 69.20% of Class B Common outstanding on December 31, 1999 (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act). Such shares of Class A Common and Class B Common together represent 58.65% of the combined voting power of all Class A Common and Class B Common outstanding on such date (including shares deemed to be outstanding for purposes of calculating the percentage owned pursuant to Rule 13d-3 under the Exchange Act).

     There exists no arrangement or understanding between any director and any other person pursuant to which such director was elected. Each director and executive officer serves until his successor is elected and qualified.

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Nominating, Organization and Compensation Committee (the "Nominating and Compensation Committee"). During 1999, the members of the Audit Committee were Robert M. Gates (Chairman), Leon J. Hendrix, Jr., Dennis W. LaBarre, Richard de J. Osborne, John C. Sawhill and Britton T. Taplin, and the members of the Nominating and Compensation Committee were Robert M. Gates, Richard de J. Osborne, Ian M. Ross (Chairman), John C. Sawhill and John F. Turben. The other standing committees of the Board of Directors are the Executive Committee, which during 1999 was comprised of Robert M. Gates, Dennis W. LaBarre, Alfred M. Rankin, Jr. (Chairman), Ian M. Ross and John C. Sawhill, and the Finance Committee, which during 1999 was comprised of Leon J. Hendrix, Jr., Dennis W. LaBarre, Alfred M. Rankin, Jr., John C. Sawhill (Chairman), Britton T. Taplin, David F. Taplin and John F. Turben.

     The Audit Committee held four meetings in 1999. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee discusses with the internal auditors and the independent public accountants the overall scope and specific plans for their respective audits. The Audit Committee meets regularly with the Company's internal auditors and independent public accountants to discuss the results of their respective examinations, their evaluations of the Company's internal controls, and the Company's financial reporting.

     The Nominating and Compensation Committee held three meetings in 1999. The Nominating and Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers all benefit plans, and grants stock options. The Nominating and Compensation Committee also reviews and recommends to the Board of Directors criteria for membership to the Board of Directors, reviews and recommends to the Board of Directors the optimum number and qualifications of directors believed to be desirable, has established and monitors a system to receive suggestions for nominees to directorships of the Company, and identifies and recommends to the Board of Directors specific candidates for membership to the Board of Directors.

     The Finance Committee held three meetings in 1999. The Finance Committee reviews the financing and risk management strategies of the Company and its principal subsidiaries and makes recommendations to the Board of Directors on all matters concerning finance.

     The Executive Committee held no meetings in 1999. The Executive Committee may exercise all of the powers of the Board of Directors in the management and control of the business of the Company during the intervals between meetings of the Board of Directors.

     The Board of Directors held seven meetings in 1999. All of the incumbent directors attended at least 75 percent of the total meetings held by the Board of Directors and by the committees on which they served during their tenure during 1999.

COMPENSATION OF DIRECTORS

     Each director who is not an officer of the Company or its subsidiaries receives a retainer of $30,000 for each calendar year for service on the Board of Directors and on subsidiary boards of directors. In addition, each such director receives $500 for attending each meeting of the Board of Directors and each meeting of a committee thereof, as well as for each meeting of a subsidiary board of directors or committee thereof on which such director serves. Such fees for attendance at board meetings may not exceed $1,000 per day. In addition, the chairman of each committee of the Board of Directors and the subsidiary boards of directors receives $4,000 for each year for service as committee chairman. Under the Company's Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan"), each director who is not an officer of the Company or its subsidiaries receives 50% of his annual retainer ($15,000) in shares of Class A Common. These shares may not be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than (a) by will or the laws of descent and distribution,
(b) pursuant to a qualifying domestic relations order, or (c) to a trust for the benefit of the director, or his spouse, children or grandchildren. The foregoing restrictions on transfer lapse upon the earliest to occur of (i) the date which is ten years after the last day of the calendar quarter for which such shares were earned, (ii) the date of the death or permanent disability of the director,
(iii) five years (or earlier with the approval of the Board of Directors) from the date of the retirement of the director from the Board of Directors of the Company, and (iv) the date that a director is both retired from the Board of Directors of the Company and has reached 70 years of age. In addition, each director has the right under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his annual retainer, meeting attendance fees and any committee chairman's fee. These voluntary shares are not subject to the foregoing restrictions.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and all other compensation for services in all capacities to the Company and its subsidiaries of the Named Executive Officers of the Company and its principal subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG"), Hamilton Beach/Proctor-Silex, Inc. ("Hamilton Beach/Proctor-Silex") and The North American Coal Corporation ("North American Coal").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  PAYOUTS
                                                    ANNUAL COMPENSATION        -------------
                                                   ----------------------          LTIP            ALL OTHER
                                       FISCAL       SALARY        BONUS           PAYOUTS         COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR         ($)           ($)              ($)               ($)
     ---------------------------       ------      --------      --------      -------------      ------------
Alfred M. Rankin, Jr.                   1999       $838,400(1)   $261,727(2)    $  828,008(3)       $328,861(4)(5)
  Chairman, President and               1998       $784,856(1)   $637,680(2)    $1,222,016(3)       $491,051(4)(5)
  Chief Executive Officer               1997       $742,400(1)   $464,900(2)    $  855,452(3)       $333,002(4)(5)
  of the Company
Reginald R. Eklund                      1999       $470,016(1)   $152,553(6)    $  759,850(7)       $137,314(8)
  President and Chief                   1998       $437,200(1)   $376,624(6)            --          $154,303(8)
  Executive Officer of                  1997       $410,300(1)   $249,154(6)            --          $ 90,298(8)
  NMHG
Richard E. Posey                        1999       $404,160(1)   $188,000(9)            --          $ 97,422(10)
  President and Chief                   1998       $388,778(1)   $237,300(9)            --          $ 85,619(10)
  Executive Officer of                  1997       $372,604(1)   $239,200(9)            --          $ 85,093(10)
  Hamilton Beach/Proctor-Silex
Clifford R. Miercort                    1999       $378,865(1)   $172,800(11)   $1,210,540(12)      $ 35,881(13)
  President and Chief                   1998       $360,770(1)   $183,582(11)           --          $ 57,239(13)
  Executive Officer of                  1997       $343,982(1)   $166,100(11)           --          $ 44,811(13)
  North American Coal
Frank G. Muller                         1999       $302,991(1)   $ 94,681(14)   $  177,150(15)      $ 77,952(16)
  Vice President of NMHG,               1998       $279,574(1)   $191,435(14)           --          $ 93,350(16)
  President of NMHG Americas            1997       $254,800(1)   $145,038(14)           --          $ 52,710(16)

---------------

 (1) Under current disclosure requirements of the SEC certain of the amounts listed are being reported as "Salary," although the Company considers them as payments of cash in lieu of perquisites, which are at competitive levels as determined by the Company's Nominating and Compensation Committee. For Mr. Rankin, the amounts listed for 1999, 1998 and 1997 include payments of cash in lieu of perquisites of $78,400, $74,856 and $72,400, respectively. For Mr. Eklund, the amounts listed for 1999, 1998 and 1997 include payments of cash in lieu of perquisites of $51,300, $49,500 and $46,300, respectively. For Mr. Posey, the amounts listed for 1999, 1998 and 1997 include payments of cash in lieu of perquisites of $37,560, $35,570 and $34,600, respectively. For Mr. Miercort, the amounts listed for 1999, 1998 and 1997 include payments of cash in lieu of perquisites of $31,010, $29,610 and $28,731, respectively. For Mr. Muller, the amounts listed for 1999, 1998 and 1997 include payments of cash in lieu of perquisites of $28,390, $27,270 and $25,700, respectively.

 (2) For Mr. Rankin, these amounts were paid in cash pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan and the NACCO Industries, Inc. Supplemental Annual Incentive Compensation Plan.

 (3) For Mr. Rankin, the amounts listed for 1999, 1998 and 1997 were distributed in the form of 7,451, 6,776 and 7,614 shares of Class A Common and cash payments in the amount of $289,874, $427,856 and $299,493, respectively. The foregoing cash payments are intended to be the approximate amounts required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates. These amounts were distributed under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Plan").

 (4) For Mr. Rankin, the amounts listed for 1999, 1998 and 1997 include $4,000, $4,000 and $4,000, respectively, consisting of matching contributions by the Company under the NACCO Materials Handling Group, Inc. Profit Sharing Plan (the "NMHG Profit Sharing Plan"); and $54,287, $97,444 and $66,038, respectively, consisting of amounts credited and interest under the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan (the "NMHG Unfunded Benefit Plan").

 (5) For Mr. Rankin, the amounts listed for 1999, 1998 and 1997 include $270,574, $389,607 and $262,964, respectively, consisting of amounts credited and interest under The Retirement Benefit Plan for Alfred M. Rankin, Jr.

 (6) For Mr. Eklund, these amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan.

 (7) For Mr. Eklund, the amount listed for 1999 represents the appreciation on the book value appreciation units awarded to Mr. Eklund in 1990 under the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the "NMHG Long-Term Plan"). A portion of such amount was paid in cash and the remainder was deferred into the NMHG Unfunded Benefit Plan.

 (8) For Mr. Eklund, the amounts listed for 1999, 1998 and 1997 include $20,000, $20,000 and $20,300, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; and $117,314, $134,303 and $69,998, respectively, consisting of amounts credited and interest under the NMHG Unfunded Benefit Plan.

 (9) For Mr. Posey, these amounts were paid in cash pursuant to the Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan.

(10) For Mr. Posey, the amounts listed for 1999, 1998 and 1997 include $20,470, $19,653 and $17,744, respectively, consisting of contributions by Hamilton Beach/Proctor-Silex under the Hamilton Beach/ Proctor-Silex Employees' Retirement Savings Plan; $76,952, $65,966 and $48,003, respectively, consisting of amounts credited and interest under the Hamilton Beach/Proctor-Silex, Inc. Unfunded Benefit Plan; and for 1997 includes $19,346 for reimbursement of moving expenses.

(11) For Mr. Miercort, these amounts were paid in cash pursuant to The North American Coal Corporation Annual Incentive Compensation Plan.

(12) For Mr. Miercort, the amount listed for 1999 represents the amount in Mr. Miercort's account under The North American Coal Corporation Value Appreciation Plan (the "North American Coal Long-Term Plan"). A portion of such amount was paid in cash and the remainder was deferred into The North American Coal Deferred Compensation Plan for Management Employees (the "North American Coal Deferred Compensation Plan").

(13) For Mr. Miercort, the amounts listed for 1999, 1998 and 1997 include $8,000, $8,000 and $8,000, respectively, consisting of matching contributions by North American Coal under The North American Coal Savings Plan; $27,881, $49,239 and $36,811, respectively, consisting of amounts credited and interest under the North American Coal Deferred Compensation Plan.

(14) For Mr. Muller, these amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan.

(15) For Mr. Muller, the amount listed for 1999 represents the appreciation on the book value appreciation units awarded to Mr. Muller in 1990 under the NMHG Long-Term Plan and was deferred into the NMHG Unfunded Benefit Plan.

(16) For Mr. Muller, the amounts listed for 1999, 1998 and 1997 include $20,000, $20,000 and $20,300, respectively, consisting of contributions by NMHG under the NMHG Profit Sharing Plan; and $57,952, $73,350 and $32,410, respectively, consisting of amounts credited and interest under the NMHG Unfunded Benefit Plan.

STOCK OPTION GRANTS

     The Company did not grant any stock options under the Company's 1975 Stock Option Plan or 1981 Stock Option Plan (the "Stock Option Plans") during the fiscal year ended December 31, 1999 to any person, including the Named Executive Officers. The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. There are no outstanding options to purchase shares of the Company's Class A Common or Class B Common.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to exercises of options to purchase the Company's Class A Common by the Named Executive Officers during 1999. None of the Named Executive Officers held any options to purchase the Company's Class A Common under the Stock Option Plans as of December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                            SHARES                     OPTIONS AT FISCAL YEAR-END       IN-THE-MONEY OPTIONS
                          ACQUIRED ON      VALUE                   (#)                 AT FISCAL YEAR-END ($)
                           EXERCISE       REALIZED     ---------------------------   ---------------------------
          NAME                (#)           ($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            -----------    ----------    -----------   -------------   -----------   -------------
Alfred M. Rankin, Jr.       25,000(1)    $1,250,788        --             --             --             --
Reginald R. Eklund              --               --        --             --             --             --
Richard E. Posey                --               --        --             --             --             --
Clifford R. Miercort            --               --        --             --             --             --
Frank G. Muller                 --               --        --             --             --             --

---------------

(1) Shares of Class A Common.

LONG-TERM INCENTIVE PLANS

     The following table sets forth information concerning awards to the Named Executive Officers during fiscal year 1999, and estimated payouts in the future, under long-term incentive plans of the Company and its principal subsidiaries.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                             NUMBER OF       PERFORMANCE          ESTIMATED FUTURE PAYOUTS UNDER
                              SHARES,          OR OTHER             NON-STOCK PRICE-BASED PLANS
                              UNITS OR       PERIOD UNTIL     ---------------------------------------
                            OTHER RIGHTS      MATURATION      THRESHOLD       TARGET        MAXIMUM
           NAME               ($ OR #)        OR PAYOUT       ($ OR #)       ($ OR #)       ($ OR #)
           ----             ------------     ------------     ---------     ----------     ----------
Alfred M. Rankin, Jr.(1)     $1,045,600        2 years           $0         $1,045,600     $1,623,294
                             $1,045,600        5 years           $0         $        0     $  599,913
Reginald R. Eklund(2)                --             --           --                 --             --
Richard E. Posey(3)                  --             --           --                 --             --
Clifford R. Miercort(4)      $  201,565         1 year           $0         $  201,565             (4)
Frank G. Muller(2)                   --             --           --                 --             --

---------------

(1) Under the NACCO Long-Term Plan, participants, including Mr. Rankin, are eligible for awards paid partly in shares of Class A Common and partly in cash for performance against a target which is based upon the Company's consolidated adjusted return on equity over multiple-year periods. Effective January 1, 1999, participants were granted dollar-denominated target awards. Final awards, if any, will be received in 2001 ("base period awards") based upon the Company's consolidated adjusted return on equity performance for the period from January 1, 1999 through December 31, 2000 against a pre-established target. Participants are also eligible to receive a supplemental payout on such awards in 2004 ("consistent performance awards") based upon the Company's consolidated adjusted return on equity performance for the 5-year period from January 1, 1999 through December 31, 2003 against the same pre-established target. No consistent performance award is payable if the Company's consolidated adjusted return on equity performance for the relevant period is at or below target. The total amount of the base period award and the consistent performance award paid to a participant in any calendar year cannot exceed 200 percent of the base period target award. Sixty-five percent of all payouts are distributed in shares of Class A Common, with the number of shares based upon the average closing price of Class A Common on the New York Stock Exchange at the end of each week during 2000 (in the case of base period awards) and 2003 (in the case of consistent performance awards).

    The shares of Class A Common issued as a portion of these awards under the NACCO Long-Term Plan are fully vested but may not be transferred until the earlier of (a) December 31, 2010, (b) the participant's death or disability, or (c) five years after retirement. At any time after three years after the end of the performance period, a participant may also request that the Nominating and Compensation Committee authorize the lapse of restrictions on up to 20% of shares issued under the NACCO Long-Term Plan for the purchase of a principal residence or payments of certain medical or educational expenses. Because the total value of a final award is currently taxable as income to the participant, the balance of the final award is paid in cash in an amount which is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

(2) Messrs. Eklund and Muller are participants in the NMHG Long-Term Plan. Under the NMHG Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the NMHG Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. The participant may elect to defer receipt of all or part of any such payment, in which case the deferred amount will be paid under the NMHG Unfunded Benefit Plan. There are no threshold or maximum values for an award. Mr. Eklund was previously awarded 65,000 book value appreciation units effective on January 1, 1990, which units vested on December 31, 1999, 21,690 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002, 100,403 book value appreciation units effective January 1, 1994, which units will vest on December 31, 2003, and 52,645 book value appreciation units effective on January 1, 1998, which units will vest on December 31, 2007. Mr. Muller was previously awarded 15,154 book value appreciation units effective on January 1, 1990, which units vested on December 31, 1999, 3,958 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002, 31,739 book value appreciation units effective on July 1, 1993, which units will vest on June 30, 2002, 43,558 book value appreciation units effective on January 1, 1994, which units will vest on December 31, 2003, and 20,887 book value appreciation units effective on January 1, 1998, which units will vest on December 31, 2007.

(3) Mr. Posey is a participant in the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the "HBPS Long-Term Plan"). Under the HBPS Long-Term Plan, participants are awarded "book value appreciation units" which vest ten years from the date of award, or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of certain medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit from the base period price per unit to the value of the book value unit at the end of the calendar quarter immediately preceding the date of vesting, and vested book value units as to which payment is made are canceled. There are no threshold or maximum values for an award. Mr. Posey was previously awarded 166,240 book value appreciation units effective on October 1, 1995, which units will vest on September 30, 2005, 94,240 book value appreciation units effective on January 1, 1998, which units will vest on December 31, 2007.

(4) Effective on January 1, 1990, Mr. Miercort was awarded the right to participate in The North American Coal Long-Term Plan at a rate equal to a specified percentage of his salary range midpoint, as determined by the North American Coal Nominating, Organization and Compensation Committee. When the North American Coal Long-Term Plan was adopted, the North American Coal Nominating, Organization and Compensation Committee set net income appreciation goals which are based upon achieving underlying year-by-year targets for each year during the ten-year term of the Plan. These goals are adjusted each year for inflation and to take into account any "new projects" initiated in the interim. Once a plan year is completed, the actual net income during that plan year is measured against the adjusted net income goal for that plan year to determine the annual net income appreciation of current and new projects (the "Annual Factor"). Similarly, actual cumulative net income for the term of the Plan to date is measured against the cumulative adjusted net income goals to date to determine the cumulative net income appreciation of current and new projects (the "Cumulative Factor") against the ten-year target.

    When the Plan was adopted, the North American Coal Nominating, Organization and Compensation Committee also set a goal for the cumulative net income appreciation due to new projects over the term of the Plan. At the end of each plan year, the present value of expected cumulative net income appreciation of all new projects initiated during that year is measured against the cumulative new project goal to determine the net income appreciation due to the acquisition of new projects (the "New Project Factor"). In addition, if it is determined in any plan year (an "Adjustment Year") that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project as the result of a prior year's New Project Factor will reduce the New Project Factor in the Adjustment Year (the "New Project Adjustment"). If the New Project Adjustment is large enough, it is possible for participants to receive negative awards in a given year.

    At the start of each year during the ten-year term of the Plan, a target award is set for each participant as a percentage of salary midpoint. The amount shown for Mr. Miercort represents the target award which is based upon his salary range midpoint for 1999. Following the end of the year, this target amount is adjusted by the Annual Factor, the Cumulative Factor and the New Project Factor. In addition, the New Project Adjustment is made, if applicable. Target amounts as so adjusted are credited or debited to an account for the benefit of the participant, which earns interest based upon the average monthly rate of ten-year U.S. Treasury Bonds. There are no threshold or maximum values for an award. All amounts in these accounts vest at the rate of 10% each year, and became fully vested on December 31, 1999. Vested amounts are payable in cash on the earlier of December 31, 1999, or the participant's death, disability, retirement or other reasons within the discretion of the North American Coal Nominating, Organization and Compensation Committee. The participant may elect to defer receipt of all or part of such amounts, in which case the deferred amount will be paid under the North American Coal Deferred Compensation Plan. Earlier payments of vested amounts may be permitted within the discretion of the North American Coal Nominating, Organization and Compensation Committee in the event of a financial hardship or unforeseen financial emergency.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Company's Board of Directors and the Nominating, Organization and Compensation Committees of the Company's subsidiary boards of directors (collectively, the "Compensation Committee") have furnished the following report on executive compensation. The members of the Nominating and Compensation Committee for 1999 were Robert M. Gates, Richard de J.

Osborne, Ian M. Ross (Chairman), John C. Sawhill and John F. Turben. The members of the Nominating, Organization and Compensation Committees of the Company's principal subsidiaries, NMHG, Hamilton Beach/Proctor-Silex and North American Coal, consist of these individuals, as well as Dennis W. LaBarre and Alfred M. Rankin, Jr. Messrs. LaBarre and Rankin are not members of the Nominating and Compensation Committee of the Company, and their participation in this report is limited to the portions of the report relating to the Company's subsidiaries.

  COMPENSATION POLICY

     The guiding principle of the executive compensation program of the Company and its subsidiaries in recent years has been the maintenance of a strong link between an executive officer's compensation and individual performance and the performance of the Company or the subsidiary for which the executive officer has responsibility. Comprehensively defined target total compensation is established for each executive officer position following rigorous evaluation standards to ensure internal equity. Such total compensation is targeted explicitly in dollar terms as the sum of base salary plus perquisites, short-term incentives and long-term incentives. While the Company offers opportunities for its executive officers to earn truly superior compensation for outstanding results, this link includes significantly reduced compensation for weak results.

     In accordance with the foregoing philosophy, the Compensation Committee approves a mix of base salaries and incentive plans for each executive officer such that base salary levels are at levels appropriate to allow incentive plans to serve as significant motivating factors. Base salary and incentive compensation levels for each officer are determined by the Compensation Committee which takes into consideration recommendations made by the Company's independent outside compensation consultant, which bases its recommendations upon an analysis of similar positions at a broad range of domestic industries, as well as an understanding of the Company's philosophy, as summarized above. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of executive officers with the long-term interests of stockholders by basing a substantial portion of the incentive compensation package upon adjusted return on equity performance and book value appreciation rather than on cyclical movements in stock price. Finally, in addition to providing certain other perquisites, target levels of perquisites for executive officers are converted into fixed dollar amounts and paid in cash, an approach which recognizes that perquisites are largely just another form of compensation, albeit separate and distinct from salary and incentive compensation.

     The Company has not granted stock options since 1989 in the belief that the likely value realized is unclear both in amount and in its relationship to performance. If management ultimately determines that any changes in the federal income tax laws significantly diminish or otherwise undercut the long-term incentives currently provided, the Company may reconsider its previously announced intention to not make further awards under its Stock Option Plans.

     In sum, the executive compensation program at the Company and its subsidiaries is designed to reward executive officers with competitive total compensation for achievement of specific corporate and individual goals, while at the same time making them long-term stakeholders in the Company. In years when the Company has lower financial results, payouts under the incentive components of the Company's compensation plans will be lower. In years when the Company has better financial results, payouts under the incentive components of the Company's compensation plans will be greater. The Company believes that over time the program will encourage executive officers to earn incentive pay significantly greater than 100% of target by delivering outstanding managerial performance.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company is generally denied deductions for compensation paid to the chief executive officer and the other four most highly compensated executive officers to the extent that the compensation for any of such individuals exceeds one million dollars for the taxable year. An exception to this general rule exists for payments that are made for attainment of one or more performance goals meeting certain criteria. In response to this law and the regulations promulgated thereunder, the stockholders of the Company have approved the NACCO Industries, Inc. Supplemental Annual Incentive Compensation Plan (the "Supplemental Short-Term Plan") and the

NACCO Long-Term Plan. Both plans were designed so that, together with steps taken by the Compensation Committee in the administration of the plans, payouts on awards made under the plans should not count towards the one million dollar cap which the law imposes for purposes of federal income tax deductibility. While the Compensation Committee intends to preserve the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes is in the best interests of the Company and its stockholders.

  EXECUTIVE COMPENSATION AND COMPANY PERFORMANCE

     The three main elements of the Company's executive compensation program -- base salary, short-term incentive compensation and long-term incentive compensation -- are carefully reviewed by the Compensation Committee in relation to the performance of the Company and its subsidiaries.

     Base Salary. To assist the Compensation Committee in fixing base salary levels which are at adequately competitive levels, an independent outside consultant analyzes a survey of a broad group of domestic industrial organizations from all segments of industry ranging in size from under $150 million to over $5 billion in annual revenues. Organizations participate in the survey based upon their voluntary submission of data to the independent consultant, as well as their ability to pass the consultant's quality assurance controls. For 1999, participants included 356 parent organizations and 498 independent operating units. Comparing positions of similar scope and complexity, the consultant derives a median salary level for each executive officer position at the Company and its principal subsidiaries and provides that information to the Compensation Committee. All information provided to the Compensation Committee is on an industry-wide basis as opposed to a comparison with individual companies that may compete with the Company and its principal subsidiaries. The Compensation Committee uses the median, or salary midpoint ("Salary Midpoint"), for purposes of determining the salary range for each executive officer. The Compensation Committee then sets the base salary for each executive officer, which is within the salary range and is dependent upon additional factors such as the executive officer's performance.

     Because the Compensation Committee uses Salary Midpoints based on studies of domestic industrial organizations from all segments of industry, the Company does not believe that there is a meaningful relationship between executive salary levels of each subsidiary determined by the Compensation Committee and the executive salary levels of the companies that make up the S&P Diversified Machinery Index. That index, which is used by the Company as the published industry index for comparison to the Company's stock price performance, was chosen because NMHG is the Company's largest subsidiary in terms of asset value and revenues.

     Short-Term Incentive Compensation. At the end of 1998, the Compensation Committee adopted target performance levels for consolidated adjusted return on equity for the Company (upon which awards under the Company's Supplemental Short-Term Plan are based) and its subsidiaries, and various performance criteria for the Company's subsidiaries such as net income, return on equity in properly capitalized tangible assets, market share, sales development and support costs (depending on the business unit) (upon which awards under the Company's Annual Incentive Compensation Plan (the "Short-Term Plan") and the annual incentive compensation plans of the Company's subsidiaries are based) for that year. The short-term incentive plans for the Company and its subsidiaries essentially follow the same basic pattern for award determination. Performance targets are established within the Compensation Committee's discretion, and are generally based upon management's recommendations as to the performance objectives of the particular business for the year. Target awards for executive officers are established at specified percentages of each individual's Salary Midpoint.

     Final awards for each individual under the short-term incentive plans of the Company and its subsidiaries are based on the individual's target award, adjusted for performance by the business unit against the established targets, and for all such plans except the Supplemental Short-Term Plan, for performance by the individual against individual goals. The Compensation Committee, in its discretion, may also increase or decrease awards under all such plans (except for the Supplemental Short-Term Plan pursuant to which awards may be decreased, but not increased), and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards. In no event will short-term incentive payments exceed 150% of the target amount.

     The short-term annual incentive plans of the Company and its subsidiaries provide target compensation of 20% to 75% of Salary Midpoint, depending on the executive officer's position. Although it varies by business unit, target awards generally are tied to the annual operating and financial targets for the particular business unit, and in most cases, to longer-term objectives such as long-term adjusted return on equity performance targets for the business unit.

     Long-Term Incentive Compensation. For 1999, the long-term incentive compensation plans for the Company and its subsidiaries, established at target performance levels by the Compensation Committee, were designed to provide the equivalent of 10% to 145% of Salary Midpoint (unless the amount is currently taxable, in which case the targets are adjusted accordingly).

     The long-term incentive compensation plan for the parent holding company uses the Company's consolidated adjusted return on equity as a measure of incentive compensation. The consolidated adjusted return on equity target is established by the Nominating and Compensation Committee, and is set at a level believed to provide an appropriate measure of stockholder protection. In general, each year participants are granted dollar-denominated target base period awards based on performance periods of two years and target consistent performance awards based on performance periods of up to five years. Target awards are set based on a percentage of each executive officer's Salary Midpoint, and are adjusted as of the end of the base period based upon the Company's consolidated adjusted return on equity. Consistent performance awards are intended to supplement the base period awards granted to participants. No consistent performance award is payable if the Company's consolidated adjusted return on equity performance for the relevant period is at or below target.

     Approximately sixty-five percent of all of the foregoing awards are distributed in shares of Class A Common, the transfer of which is restricted for ten years, with the number of shares awarded being based on the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the last year of the appropriate performance period. An average price mechanism, rather than year-end price or price on the date of payment, is used in determining the number of shares to be awarded because the Nominating and Compensation Committee believes that valuation at a single point in time in a year is likely to lead to inappropriate results. The balance of the award is paid in cash and is intended to be the approximate amount required to be withheld by the Company and paid to applicable federal, state and local income taxing authorities based upon statutorily determined withholding rates.

     The Nominating and Compensation Committee believes that these incentive compensation plan awards promote a long-term focus on the profitability of the Company because, although a recipient may receive a payout after the end of the base period and each consistent performance period, he is effectively required to invest the noncash portion of the payout in the Company for up to ten years. This is because the shares distributed may not be transferred for ten years following the last day of the base period. During the restriction period, the ultimate value of a payout is subject to change based upon the value of the Class A Common. The value is enhanced as the value of the Class A Common appreciates (or is decreased as the value of the Class A Common depreciates), and thus such awards provide the recipient with an incentive over the ten-year period to increase the value of the Company, to be reflected in the increased value of the Class A Common.

     The subsidiaries' long-term incentive compensation plans are linked to future performance of the particular business unit. Similar to the parent holding company's long-term incentive plan, each subsidiary plan establishes target awards based on an executive officer's Salary Midpoint. Under the plans at NMHG and Hamilton Beach/Proctor-Silex, the target award is set with the grant of "book value appreciation units." The actual amount paid ten years after the date of original grant depends upon the increase in the book value of the particular business unit over the time period. Participants in such plans may elect to have such amount deferred and paid under the deferred compensation plan of their respective subsidiary. The North American Coal long-term incentive compensation plan provides for awards of the right to participate in the plan at a rate equal to a specified percentage of the individual's Salary Midpoint. The target amount allocated to a participant is adjusted at the end of each year for the actual net income during that plan year to determine the annual net income appreciation of current and new mining projects against previously set annual targets. Similarly, the target amount is adjusted at the end of each year for the actual cumulative net income for the term of the plan to date to determine the cumulative net income appreciation of current and new projects against previously set targets. At the end of each plan year, the target amount is also adjusted for the present value of expected cumulative net income appreciation of all new projects initiated during that year to determine the net income appreciation due to the acquisition of new projects against previously set targets. Finally, if it is determined in any plan year that a new project has provided significantly less net income appreciation than originally expected, then the amount of any prior award previously attributed to that project will reduce the new project adjustment in that year. If the new project adjustment is large enough, it is possible for participants to receive negative awards in a given year. Amounts credited under the North American Coal Long-Term Plan, which became effective on January 1, 1990, vest at the rate of 10% for each year following the effective date of the initial award and were fully vested on December 31, 1999, and were paid in cash during the first calendar quarter of 2000 (or if so elected by the participant, deferred and paid under The North American Coal Deferred Compensation Plan).

     The long-term incentive plans at the Company and its subsidiaries generally require long-term commitment on the part of the Company's executive officers, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the enterprise for an extended period to strengthen the tie between stockholders' and executive officers' long-term interests. The ultimate compensation purpose of such long-term incentive plans is to enable executive officers to accumulate capital through future managerial performance, which contributes to the future success of the Company's businesses.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation awarded to the Company's chief executive officer reflects the basic philosophy generally discussed above that compensation for all employees should be based on Company and individual performance.

     The Nominating and Compensation Committee considered that in 1999 the Company had mixed results. The Company continued to achieve improved levels of total sales and realized much improved results in its housewares business. In addition, the Company continued its progress towards completion of its strategic objectives. Nevertheless, the Company realized reduced total earnings, principally due to the difficult competitive environment prevailing in the forklift truck industry, particularly as a result of adverse currency movements and the implementation by NMHG of its strategy to acquire selected wholly owned retail forklift truck dealerships. The Committee believes that Mr. Rankin continues to provide solid leadership as chief executive officer of the Company.

     In consideration of the Company's results in 1999, the Nominating and Compensation Committee did not increase Mr. Rankin's base salary in 2000. With respect to incentive compensation, Mr. Rankin's awards for 1999 under the Company's short-term and long-term incentive compensation plans were determined in the same manner as for all other participants in those plans. The Nominating and Compensation Committee established Mr. Rankin's short-term incentive compensation participation for 1999 at 75% of his Salary Midpoint. The actual performance of the Company in 1999 in terms of consolidated adjusted return on equity, and the actual performance of certain subsidiaries in terms of net income, market share and other strategic operating factors were predominantly below targeted levels of performance. The overall performance against target, and accordingly the annual incentive awards to all plan participants, including Mr. Rankin, was 61.7% under the Company's Short-Term Plan and 40.8% under the Company's Supplemental Short-Term Plan, for an aggregate annual incentive compensation plan performance against target of 53.4%.

     The Company's 1999 financial results also have impacted long-term incentive compensation payouts for 1999. The long-term award targeted for Mr. Rankin in 1999 by the Nominating and Compensation Committee was 160.0% of his Salary Midpoint (adjusted from 145.0% to take into consideration the fact that the award is currently taxable to Mr. Rankin). Accordingly, awards to all plan participants, including Mr. Rankin, under the NACCO Long-Term Plan for the two-year period from January 1, 1998 through December 31, 1999, which was paid in early 2000, was 78.65% of targeted amounts. The NACCO Long-Term Plan also provides for payment of "consistent performance awards" when the Company's consolidated adjusted return on equity over multiple-year periods exceeds a pre-established target. The consolidated adjusted return on equity calculated pursuant to the 1996 NACCO Long-Term Plan for the forty-eight month period ending December 31, 1999 exceeded the target established in 1996. Accordingly, plan participants, including Mr. Rankin, received consistent performance awards equal to 2.0% of their respective 1996 actual long-term awards.

ROBERT M. GATES        JOHN F. TURBEN
RICHARD DE J. OSBORNE  DENNIS W. LABARRE*
IAN M. ROSS, CHAIRMAN  ALFRED M. RANKIN, JR.*
JOHN C. SAWHILL

* Messrs. LaBarre and Rankin are members of the compensation committees of the Company's principal subsidiaries only.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dennis W. LaBarre, a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is a partner in the law firm of Jones, Day, Reavis & Pogue. Such firm provided legal services on behalf of the Company and its principal subsidiaries during 1999 on a variety of matters, and it is anticipated that such firm will provide such services in 2000.

     Alfred M. Rankin, Jr., a director of the Company and its principal subsidiaries and a member of the compensation committees of the principal subsidiaries of the Company (but not of the Company), is chairman, president and chief executive officer of the Company.

STOCK PRICE PERFORMANCE PRESENTATION

     The following graphs compare the Company's total annual stock price performance on Class A Common against the total stock price performance of the S&P 500 Composite Stock Index and, in the case of Graph 1, the S&P Diversified Machinery Composite Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.

     In accordance with the regulations promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 1995 (base point December 31, 1994) and ending December 31, 1999.

                       1995-1999 STOCK PRICE PERFORMANCE
                                    GRAPH 1

                                                          NACCO                      S&P 500            S&P DIVERSIFIED MACHINERY
                                                          -----                      -------            -------------------------
1994                                                     100.00                      100.00                      100.00
1995                                                     116.18                      137.55                      123.41
1996                                                     113.59                      169.11                      153.82
1997                                                     230.21                      225.52                      203.47
1998                                                     199.05                      289.96                      169.33
1999                                                     121.73                      350.46                      200.20

       Assumes $100 invested at December 31, 1994 with dividends reinvested

     The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company's stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company's stock and the level of the S&P 500 Composite Stock Index. The Company, therefore, has provided Graph 2, which compares the returns for the Company and the S&P 500 Composite Stock Index based upon the average of the daily closing stock price (portrayed by the data presented in bold type) compared with the corresponding information from Graph 1, which is based upon the change in the stock price for each fiscal year for the same period as in Graph 1.

                       1995-1999 STOCK PRICE PERFORMANCE
                                    GRAPH 2

                                                                                     NACCO (12-MONTH        S & P (12-MONTH
                                           NACCO                 S&P 500          MOVING AVERAGE VALUE)   MOVING AVERAGE VALUE)
                                           -----                 -------          ---------------------   ---------------------
1994                                       100.00                 100.00                  100.00                 100.00
1995                                       116.18                 137.55                  117.87                 119.46
1996                                       113.59                 169.11                  112.03                 151.33
1997                                       230.21                 225.52                  156.77                 201.17
1998                                       199.05                 289.96                  253.97                 254.04
1999                                       121.73                 350.46                  158.07                 314.71

      Assumes $100 invested at December 31, 1994 with dividends reinvested
       12-month moving average data is based upon the daily closing price

     The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. Accordingly, the long-term incentive compensation plans of the Company and its subsidiaries are linked to values reflecting long-term operating and financial achievement, not short-term stock price fluctuations, as further described in the "Report of the Compensation Committee on Executive Compensation -- Executive Compensation and Company Performance -- Long-Term Incentive Compensation" on pages 17 to 18. The Company, therefore, has included Graph 3 which compares the 10-year returns for the Company and the S&P 500 Composite Stock Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1990 (base point December 31, 1989) and ending December 31, 1999.

                       1990-1999 STOCK PRICE PERFORMANCE
                                    GRAPH 3

                                                               NACCO (12-MONTH MOVING AVERAGE      S & P (12-MONTH MOVING AVERAGE
                                                                           VALUE)                              VALUE)
                                                               ------------------------------      ------------------------------
1989                                                                       100.00                             100.00
1990                                                                        88.47                              96.22
1991                                                                        80.97                             112.09
1992                                                                        89.07                             127.73
1993                                                                        92.70                             142.61
1994                                                                       106.25                             149.33
1995                                                                       109.90                             180.71
1996                                                                       104.45                             228.92
1997                                                                       146.16                             304.32
1998                                                                       236.79                             384.30
1999                                                                       147.38                             476.08

      Assumes $100 invested at December 31, 1989 with dividends reinvested
       12-month moving average data is based upon the daily closing price

     The following table contains the annual returns expressed in percentages for the indices set forth in the preceding graphs.

      ANNUAL RETURNS OF INDICES INCLUDED ON STOCK PRICE PERFORMANCE GRAPHS

           YEAR-END CLOSING PRICE
       -------------------------------            AVERAGE OF DAILY
                               S&P                  CLOSING PRICE
                           DIVERSIFIED   -----------------------------------
YEAR    NACCO    S&P 500    MACHINERY    NACCO    S&P 500   NACCO    S&P 500
----   -------   -------   -----------   ------   -------   ------   -------
1989                                                          0.00%    0.00%
1990                                                        -11.53%   -3.78%
1991                                                         -8.48%   16.49%
1992                                                         10.00%   13.95%
1993                                                          4.08%   11.65%
1994      0.00%    0.00%       0.00%       0.00%    0.00%    14.62%    4.71%
1995     16.18%   37.58%      23.41%      17.87%   19.46%     3.44%   21.01%
1996     -2.23%   22.96%      24.64%      -4.96%   26.68%    -4.96%   26.68%
1997    102.67%   33.36%      32.28%      39.94%   32.93%    39.93%   32.94%
1998    -13.54%   28.58%     -16.78%      62.00%   26.28%    62.01%   26.28%
1999    -38.84%   21.04%      18.23%     -37.76%   23.88%   -37.76%   23.88%

PENSION PLANS

  NORTH AMERICAN COAL PENSION PLANS

     The following table sets forth the estimated maximum annual benefits under the North American Coal defined benefit pension plans (both qualified and non-qualified) which would be payable on a straight life annuity basis, in various compensation classifications upon retirement at age 65, after selected periods of service:

  FINAL
 AVERAGE           YEARS OF SERVICE AT RETIREMENT (AGE 65)
ANNUAL PAY   ----------------------------------------------------
  AGE 65     15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
----------   --------   --------   --------   --------   --------
 $125,000    $ 27,521   $ 36,694   $ 45,865   $ 55,041   $ 58,166
  150,000      33,521     44,694     55,865     67,041     71,791
  175,000      39,521     52,694     65,865     79,041     83,416
  200,000      45,521     60,694     75,865     91,041     96,041
  225,000      51,521     68,694     85,865    103,041    108,666
  250,000      57,521     76,694     95,865    115,041    121,291
  300,000      69,521     92,694    115,865    139,041    146,541
  350,000      81,521    108,694    135,865    163,041    172,791
  400,000      93,521    124,694    155,865    187,041    197,041
  450,000     105,521    140,694    175,865    211,041    222,291
  500,000     117,521    156,694    195,865    235,041    247,541
  550,000     129,521    172,694    215,865    259,041    273,791
  600,000     141,521    188,694    235,865    283,041    298,041
  650,000     153,521    204,694    255,865    307,041    323,291
  700,000     165,521    220,694    275,865    331,041    348,541
  750,000     177,521    236,694    295,865    355,041    374,791
  800,000     189,521    252,694    315,865    379,041    399,041

     For computing pension benefits under the North American Coal plans, "Final Average Annual Pay" is based on the average annual earnings for the highest five consecutive years during the last ten years prior to retirement. Earnings include those amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table on page 10, which are paid to the executive officers, other than amounts which represent severance payments, relocation allowances and other similar fringe benefits. The 1999 earnings of Mr. Miercort that would be taken into account under the plans is $519,379.

     As of December 31, 1999, the number of years of service under the North American Coal plans for Mr. Miercort is 24 years. The benefits under the North American Coal plans for Mr. Miercort are not subject to a Social Security offset.

  HAMILTON BEACH/PROCTOR-SILEX PENSION PLANS

     For 1996, Mr. Posey was covered by the defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex. Hamilton Beach/Proctor-Silex credited an amount to a notional account for each covered employee under the plans based on a formula which took into account the employee's age, compensation and Hamilton Beach/Proctor-Silex's profits. Effective as of December 31, 1996, the defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex were permanently frozen for all participants.

     The frozen notional account balances are credited with interest equal to 1% above the one-year Treasury Bill rate (with a minimum of 5% and a maximum of 12%) until benefit commencement. The notional account balances are paid in the form of a lump sum or are converted to an annuity to provide monthly benefit payments. The estimated annual pension benefit for Mr. Posey under the cash balance plans, based on compensation, service and interest credits through December 31, 1999, which would be payable on a straight life annuity basis at age 65, is $792.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon its review of the copies of Section 16(a) forms received by it, and upon written representations from reporting persons concerning the necessity of filing a Form 5-Annual Statement of Changes in Beneficial Ownership, the Company believes that, during 1999, all filing requirements applicable for reporting persons were met, except as follows:

     James T. Rankin filed a report on Form 5 which identified one transaction not reported on a timely basis; and Susan Sichel filed a report on Form 5 which identified four transactions not reported on a timely basis.

2. CONFIRMATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company recommends a vote for confirmation of the appointment of Arthur Andersen LLP as the independent certified public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the current fiscal year. It is intended that the shares represented by proxies in the enclosed form(s) will be voted for confirmation of Arthur Andersen LLP as the independent certified public accountants, unless contrary instructions are received. It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting must be received at the Company's executive offices on or before December 4, 2000. Such proposals must be addressed to the Company, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, Attention: Secretary. The Company's Nominating and Compensation Committee will consider stockholder suggestions for nominees for election to the Company's Board of Directors if such suggestions are in writing, set forth the nominee's name, address and ownership of Class A Common and Class B Common, and are accompanied by a resume of the nominee's education and business experience (including directorships, employments and civic activities) and a written consent by the nominee that such nominee is desirous of being considered as a nominee and, if nominated and elected, such nominee will serve as a director. Such suggestions should be submitted in the manner and to the address set forth above and must be received at the Company's executive offices on or before December 31, 2000. Any stockholder intending to propose any matter at the next annual meeting but not intending for the Company to include the matter in its proxy statement and proxy related to the next annual meeting must notify the Company by February 19, 2001 of such intention. If the Company does not receive such notice by that date, the notice will be considered untimely. The Company's proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any such matter of which the Company does not receive notice by February 19, 2001. Notices should be submitted in the manner and to the address set forth above.

                            SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Class A Common and Class B Common held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     The directors know of no other matters which are likely to be brought before the meeting. The Company did not receive notice by February 10, 2000 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

                                          CHARLES A. BITTENBENDER
                                          Secretary

Mayfield Heights, Ohio
April 3, 2000

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO FILL OUT, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO HOLD BOTH CLASS A COMMON AND CLASS B COMMON SHOULD FILL OUT, SIGN, DATE AND RETURN BOTH FORMS OF PROXY.

PROXY

                             NACCO INDUSTRIES, INC.
                              CLASS A COMMON STOCK
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR ANNUAL MEETING, MAY 10, 2000

The undersigned hereby appoints Robert M. Gates, Alfred M. Rankin, Jr. and Ian
M. Ross, and each of them, as proxies, with full power of substitution, to vote and act for and in the name of the undersigned as fully as the undersigned could vote and act if personally present at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 10, 2000, and at any adjournment or adjournments thereof, as follows and in accordance with their judgement upon any other matter properly presented.

The election of the nominees listed below as directors are:

Owsley Brown II, Robert M. Gates, Leon J. Hendrix, Jr., David H. Hoag,
Dennis W. LaBarre, Richard de J. Osborne, Alfred M. Rankin, Jr., Ian M. Ross, John C. Sawhill, Britton T. Taplin, David F. Taplin and John F. Turben.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE






                                        ANNUAL
                                        MEETING OF
NACCO INDUSTRIES, INC.                  STOCKHOLDERS

                                        May 10, 2000

     PLEASE MARK YOUR                                                      2056
 [X] VOTE AS IN THIS
     EXAMPLE.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

_________________________________________________________________________________________________________________________

                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
_________________________________________________________________________________________________________________________
                      FOR          WITHHELD                                                 FOR     AGAINST     ABSTAIN
1. Election of                                                 2. Proposal to confirm
   Directors          [ ]             [ ]                         the appointment of        [ ]       [ ]         [ ]
   (SEE REVERSE)                                                  Arthur Andersen LLP
                                                                  as independent
For, except vote withheld from the following nominee(s):          certified public
                                                                  accountants.
________________________________________________________
_________________________________________________________________________________________________________________________

                                                         Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                                                         ________________________________________________________________

                                                         ________________________________________________________________
                                                           SIGNATURE(S)                                     DATE

------------------------------------------------------------------------------------------------------------------------

                             FOLD AND DETACH HERE



                  IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR
                 PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

PROXY

                             NACCO INDUSTRIES, INC.
                              CLASS B COMMON STOCK
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR ANNUAL MEETING, MAY 10, 2000

The undersigned hereby appoints Robert M. Gates, Alfred M. Rankin, Jr. and Ian
M. Ross, and each of them, as proxies, with full power of substitution, to vote and act for and in the name of the undersigned as fully as the undersigned could vote and act if personally present at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 10, 2000, and at any adjournment or adjournments thereof, as follows and in accordance with their judgement upon any other matter properly presented.

The election of the nominees listed below as directors are:

Owsley Brown II, Robert M. Gates, Leon J. Hendrix, Jr., David H. Hoag,
Dennis W. LaBarre, Richard de J. Osborne, Alfred M. Rankin, Jr., Ian M. Ross, John C. Sawhill, Britton T. Taplin, David F. Taplin and John F. Turben.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE






                                        ANNUAL
                                        MEETING OF
NACCO INDUSTRIES, INC.                  STOCKHOLDERS

                                        May 10, 2000

      PLEASE MARK YOUR                                                      2057
  [X] VOTE AS IN THIS
      EXAMPLE.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

_________________________________________________________________________________________________________________________

                             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
_________________________________________________________________________________________________________________________
                      FOR          WITHHELD                                                 FOR     AGAINST     ABSTAIN
1. Election of                                                 2. Proposal to confirm
   Directors          [ ]             [ ]                         the appointment of        [ ]       [ ]         [ ]
   (SEE REVERSE)                                                  Arthur Andersen LLP
                                                                  as independent
For, except vote withheld from the following nominee(s):          certified public
                                                                  accountants.
________________________________________________________

_________________________________________________________________________________________________________________________

                                                         Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                                                         ________________________________________________________________

                                                         ________________________________________________________________
                                                           SIGNATURE(S)                                     DATE

------------------------------------------------------------------------------------------------------------------------

                             FOLD AND DETACH HERE



                  IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR
                 PROXY AND RETURN IT IN THE ENVELOPE PROVIDED